                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              Tricord Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[LOGO] TRICORD SYSTEMS, INC.




April 14, 1999

Dear Shareowner:

The date for this year's Annual Meeting is Friday, May 21, 1999. It will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota, beginning at 1:00 p.m., Minneapolis time.

The Annual Meeting is an opportunity for you to meet the management of your Company. I look forward to seeing you.

IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOU CAN ATTEND OR NOT, AND I URGE YOU TO SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

                                        Sincerely,

                                        /s/ John J. Mitcham

                                        John J. Mitcham
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                              TRICORD SYSTEMS, INC.
                       2905 Northwest Boulevard, Suite 20
                            Plymouth, Minnesota 55441

                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1999

To the Stockholders of Tricord Systems, Inc.:

The Annual Meeting of the Stockholders of Tricord Systems, Inc. will be held on Friday, May 21, 1999, at 1:00 p.m., Minneapolis time, at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota, for the following purposes:

(1)  To elect two directors for terms of three years.

(2) To ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year ending December 31, 1999.

(3)  To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 9, 1999 will be entitled to vote at the meeting or any adjournments.

                                        By Order of the Board of Directors,

                                        /s/ J. David Cabello

                                        J. David Cabello
                                        SECRETARY

April 14,1999

                                     [LOGO]

                              TRICORD SYSTEMS, INC.
                       2905 Northwest Boulevard, Suite 20
                            Plymouth, Minnesota 55441

                              --------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1999

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Tricord Systems, Inc. (the "Company") of proxies in the accompanying form from holders of shares of Common Stock to be voted at the Annual Meeting of Stockholders to be held on May 21, 1999, at 1:00 p.m., Minneapolis time, at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota (the "Annual Meeting").

Stockholders of record as of the close of business on April 9, 1999 will be entitled to vote at the meeting or any adjournments. On that date, the Company had 19,018,309 shares of Common Stock outstanding. Each share is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (9,509,155 shares) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for the purposes of determining a quorum, without regard to whether the card reflects votes withheld from director nominees or abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

Because the director nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors, votes that are withheld from the election of director nominees will be excluded entirely from the vote and will have no effect. The other proposal described in this Proxy Statement requires the approval of a majority of the shares present and entitled to vote in person or by proxy on that proposal. Shares voted as abstaining on any of these proposals will be treated as shares present and entitled to vote that were not cast in favor of the proposals, and thus will be counted as votes against the particular proposal. Shares represented by a proxy card that includes any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

A proxy card is enclosed for your use. You are solicited on behalf of the Board to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegram or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Common Stock.

Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by shareholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.

This Proxy Statement and the enclosed form of proxy will be mailed to each stockholder on or about April 14, 1999, together with the Annual Report to Stockholders of the Company for the year ended December 31, 1998.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information, as of April 9, 1999, regarding the beneficial ownership of Common Stock of the Company, its only class of voting securities, by each person known by the Company to own more than 5% of such outstanding shares, each director, each of the executive officers named in the summary compensation table, certain other executive officers, and the current directors and executive officers of the Company as a group (consisting of nine persons). Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. Shares subject to options exercisable within 60 days are treated as outstanding only when determining the amount and percentage owned by such individual or entity.

                                                       NUMBER OF     PERCENT OF
   NAME                                                 SHARES          CLASS
   ----                                                 ------          -----
   Joseph R. Canion                                     4,281,500(1)       20.4%
   CORAL Entities                                       1,105,191(2)        5.8%
   Yuval Almog                                          1,266,097(3)        6.7%
   Tom R. Dillon                                           37,268(4)           *
   Donald L. Lucas                                        357,244(5)        1.9%
   Fred G. Moore                                           31,812(6)           *
   John J. Mitcham                                      1,197,810(7)        6.2%
   J. David Cabello                                       855,000(8)        4.4%
   Kathleen H. Clark                                      400,000(9)        2.1%
   Alexander H. Frey                                     345,939(10)        1.7%
   Charles E. Pearsall                                   184,742(11)        1.0%
   Jeff A. Stewart                                        70,197(12)           *
   All current directors and executive officers
     as a group (9 persons)                            4,675,912(13)       23.5%

----------
 * Less than 1%.

(1) As reported in a Schedule 13D, dated December 23, 1998, filed with the Securities and Exchange Commission. Includes warrants issued December 15, 1998 to purchase 2,000,000 shares at $3.50 per share, expiring December 15, 2003. Mr. Canion's address is 5 Post Oak Park, Suite 1655, Houston, TX 77027.

(2) As reported in a Schedule 13G, dated February 3, 1998, filed with the Securities and Exchange Commission, 838,525 shares are held of record by Coral Partners I - Superior, a Minnesota limited partnership ("CPI"), and 266,666 shares are held of record by Coral Partners II, a limited partnership ("CP II"). Coral Management Partners I, a limited partnership ("CMP I"), is the general partner of CP I, and Coral Management
     Partners II, a limited partnership ("CMP II"), is the general partner of CP II. CMP I and CMP II each have the following three general partners:
     Yuval Almog, Peter H. McNerney and Linda L. Watchmaker. Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, each of Mr. Almog, Mr. McNerney and Ms. Watchmaker may be deemed to share beneficial ownership with respect to such shares; however, as set forth in their Schedule 13G, these three individuals disclaim beneficial ownership except to the extent of their pecuniary interests in the limited partnerships CMP I and CMP II. The address of the CORAL Entities is 60 South Sixth Street, Suite 3510, Minneapolis, MN 55402.

(3) Includes 1,105,191 shares beneficially owned by CMP I and CMP II with respect to which Mr. Almog may be deemed to share beneficial ownership. Mr. Almog, however, disclaims beneficial ownership except to the extent of his pecuniary interest in the limited partnerships CMP I and CMP II. Also includes options to purchase 50,000 shares that are exercisable on or before June 8, 1999. Mr. Almog's address is the same as CORAL Entities above.

(4) Includes options to purchase 8,335 shares that are exercisable on or before June 8, 1999.

(5) Includes 52,244 shares held by the Donald L. Lucas & Lygia S. Lucas Trust DTD 12-3-84 and 190,000 shares held by the Donald L. Lucas Profit Sharing Trust DTD 1-1-84. Also includes options to purchase 40,000 shares that are exercisable on or before June 8, 1999. Also includes warrants issued December 15, 1998 to purchase 75,000 shares at $3.50 per share, expiring December 15, 2003.

(6) Includes options to purchase 6,251 shares that are exercisable on or before June 8, 1999.

(7) Includes options to purchase 166,369 shares that are exercisable on or before June 8, 1999. Mr. Mitcham's address is 2905 Northwest Boulevard, Suite 20, Plymouth, Minnesota 55441.

(8) Includes warrants issued December 15, 1998 to purchase 250,000 shares at $3.50 per share, expiring December 15, 2003.

(9) Includes warrants issued December 15, 1998 to purchase 50,000 shares at $3.50 per share, expiring December 15, 2003.

(10) Includes options to purchase 127,500 shares that are exercisable on or before June 8, 1999.

(11) Includes options to purchase 85,500 shares that are exercisable on or before June 8, 1999.

(12) Includes options to purchase 37,250 shares that are exercisable on or before June 8, 1999.

(13) Includes options to purchase 483,955 shares that are exercisable on or before June 8, 1999 and 375,000 shares of Common Stock issuable upon the exercise of outstanding warrants.


                              ELECTION OF DIRECTORS

NOMINATION
The Company's Certificate of Incorporation provides that the Board shall consist of between one and nine members, as determined from time to time by the Board, divided into three classes in as nearly equal number as possible. The term of each class of directors is three years, and the term of one class expires each year in rotation. The terms of the directors in Class C expire with this Annual Meeting.

The Board has recommended that John J. Mitcham and Tom R. Dillon, the current Class C directors, be nominated for election as directors in Class C to serve a three-year term expiring at the 2002 Annual Meeting of Stockholders, or until each of their respective successors are elected and qualified. Messrs. Mitcham and Dillon have consented to serve for the new term, if elected.

NOMINEES AND CONTINUING DIRECTORS
The nominees for election as directors and the continuing directors, their ages (as of March 31, 1999), the year in which each first became a director, and their principal occupations or employment are as follows:


                                                                                                                YEAR FIRST
     NAMES OF NOMINEES AND                              PRINCIPAL OCCUPATION                       AGE        BECAME DIRECTOR
     DIRECTORS                                          --------------------                       ---        ---------------
     ---------
     NOMINEES FOR THREE-YEAR TERM EXPIRING IN 2002:

     John J. Mitcham                Chairman and Chief Executive Officer of the Company            58              1995
     Tom R. Dillon                  Vice President of Operations                                   55              1998
                                    of NetFlix.com Inc.

     DIRECTOR NOT STANDING FOR ELECTION THIS YEAR WHOSE TERM EXPIRES IN 2000:

     Donald L. Lucas                Private Investor                                               69              1992
     Fred G. Moore                  President of Horison, Inc.                                     51              1998

     DIRECTOR NOT STANDING FOR ELECTION THIS YEAR WHOSE TERM EXPIRES IN 2001:

     Yuval Almog                    President of CORAL Group, Inc., a venture capital              49              1987
                                    management company

Except as indicated below, during the past five years, there has been no change in the principal occupations or employment of the nominees for election as a director or of the continuing directors.

Mr. Mitcham has been Chief Executive Officer and a director of the Company since May 2, 1995, and was elected Chairman in October 1998. From 1989 to May 1995, Mr. Mitcham served as President and Chief Executive Officer of AT&T Paradyne Corporation.

Mr. Almog is President of Coral Group, Inc., which provides management services to CMP I and CMP II venture capital partnerships of which Mr. Almog is Managing General Partner. As described in footnote 1 to the table entitled "Security Ownership of Certain Beneficial Owners and Management," CMP I and CMP II are the general partners of CP I and CP II, respectively. Until November 1993, Mr. Almog also served as Senior Vice President of Investment Advisers, Inc.

Mr. Dillon joined NetFlix.com Inc. in April 1999 as its Vice President of Operations. From January 1998 to March 1999, Mr. Dillon was Vice President and Chief Information Officer at Candescent Technologies Corporation. From 1987 to December 1997, Mr. Dillon was employed by Seagate Technology, Inc. in various management positions, the last being Vice President and Chief Information Officer.

Mr. Moore is President of Horison, Inc., an information strategies firm he founded in March 1998. From 1976 to February 1998, Mr. Moore was employed at Storage Technologies, Inc., most recently as Corporate Vice President, Strategic Marketing. As described under "Compensation of Directors and

Executive Officers," Mr. Moore consulted with and assisted the Company in providing professional marketing services with respect to certain of the Company's products.

The following Board members also serve as directors of the designated public companies: Mr. Almog - Delphi Information Systems, Inc.; Mr. Lucas - Cadence Design Systems, Inc., Coulter Pharmaceutical, Inc., Macromedia, Inc., Oracle Corporation and Transcend Services, Inc.; and Mr. Mitcham - Reptron Electronics, Inc.

COMMITTEES AND ATTENDANCE
The business and affairs of the Company are managed by the Board which met on four occasions and took action by written consent nine times during 1998. All of the directors attended 100% of all meetings of the Board and committees on which they served during 1998.

The Board maintains standing committees of the Board including the Finance and Audit Committee and the Compensation Committee. There is no Nominating Committee of the Board.

The Finance and Audit Committee performs principally the following functions: reviews the Company's current and long-range financial position, financial policies and performance objectives; makes recommendations to the Board on allocation of capital and banking relationships; evaluates retirement plan investment management and fund performance; reviews the Company's business insurance policies; recommends to the Board the engagement of the Company's independent auditors; reviews with the independent auditors the plan and results of the auditing engagement; reviews the adequacy of the internal accounting controls; and reviews the range of audit and non-audit professional service fees, approves such services and considers the independence of the Company's independent auditors. The members of the Finance and Audit Committee are Messrs. Dillon and Lucas. The Committee did not meet during 1998.

The Compensation Committee reviews and recommends for approval to the Board the remuneration arrangements for the Company's executive officers and the adoption of compensation and option plans in which these persons and other key employees of the Company may participate. The Compensation Committee also serves as the disinterested committee administering the Company's various stock option plans. The members of the Compensation Committee are Messrs. Almog and Lucas. The Committee took action by written consent once during 1998.

DIRECTOR COMPENSATION
Non-employee directors receive an annual retainer of $10,000 plus $1,500 for each Board meeting and committee meeting (if on a date other than a Board meeting) attended and are reimbursed for travel and lodging expenses in connection with attendance at Board and committee meetings. The 1998 Non-Employee Director Stock Plan (the "1998 Director Plan") provides that, in the discretion of the Board, payment of the directors' annual cash retainer and meeting fees may be made in the form of Company Common Stock. During 1998, the non-employee directors received cash reimbursement for expenses in the following amounts: Mr. Almog ($0); Mr. Dillon ($1,662); Mr. Lucas ($1,258); and Mr. Moore ($825).

Non-employee directors are entitled to participate in the 1998 Director Plan. The 1998 Director Plan provides for automatic grants of non-qualified options to the Company's non-employee directors. Currently, 550,000 shares are reserved for issuance under the 1998 Director Plan. In accordance with the terms of the 1998 Director Plan, new non-employee directors of the Company who are first elected or appointed to the Board to fill new directorships or vacancies will automatically be granted, on a one-time basis on the date of their election or appointment, non-qualified options to purchase 25,000 shares of Common Stock, at an exercise price equal to the closing market price of the Common Stock on the date of grant. The 1998 Director Plan further provides that, on January 5 of each year, each non-employee director will automatically be granted additional options to purchase 10,000 shares, with an exercise price equal to the closing market price on the date of grant. The one-time option grants become exercisable each month on a cumulative basis with respect to 2.78% of the total shares covered by each such option, commencing one month after the date of grant and terminating five years after the date of grant. Each annual option grant becomes exercisable in full six months after its date of grant and terminates five years after its date of grant.

On December 7, 1998, the Company and Fred G. Moore, a director of the Company, entered into a Consulting Agreement (the "December 7 Agreement") that terminated on March 31, 1999. Pursuant to the December 7 Agreement, Mr. Moore consulted with and assisted the Company in providing professional marketing services with respect to certain of the Company's products. In consideration for his services, Mr. Moore received an option, pursuant to a non-statutory stock option agreement dated December 7, 1998, to purchase up to 100,000 shares of the Common Stock of the Company at an exercise price of $0.65625 per share. None of the options granted have vested at this time. Although the December 7 Agreement expired on March 31, 1999, the options will vest with respect to all of the shares if the Company and one or more of certain identified companies have executed, on or before June 30, 1999, one or more OEM licensing agreements with an estimated total value of $5,000,000 during the term of the OEM licensing agreement and any extensions thereto through December 31, 2000, with respect to the Company's products and services as a direct result of Mr. Moore's efforts. If the total value of such OEM licensing agreements is less than $5,000,000, the number of shares purchasable under such option shall be proportionally reduced. To the extent exercisable, such option shall remain exercisable until December 31, 2000.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Composed entirely of outside directors, the Compensation Committee of the Board is responsible for reviewing and approving remuneration arrangements for the Company's executive officers and the administration of compensation and stock option plans in which these individuals and other key employees participate. In addition, the committee reviews and provides direction for the development of future leadership to meet the long-term organizational and growth objective requirements of the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's executive compensation philosophy is to pay for individual and Company results. The objectives of the Company's executive compensation program are to:
     - Reward the achievement of desired Company and individual performance goals.

     - Provide compensation that is competitive with other companies of comparable size and complexity that will enable the Company to attract and retain key executive talent.

     - Align the interests of the Company's executives to stockholder return through long-term opportunities for stock ownership.

In determining the compensation of the Company's executive officers, the Compensation Committee considers a number of factors, including Company performance, both separately and in relation to other companies competing in the Company's markets, the individual performance of each executive officer, comparative compensation surveys concerning compensation levels and stock grants at other companies, historical compensation levels and stock awards at the Company, and the overall competitive environment for executives and the level of compensation necessary to attract and retain key executive talent.

The Company's executive compensation program is comprised of base salary, annual incentive opportunities in the form of cash bonuses and long-term incentive opportunities in the form of stock options. The Compensation Committee uses its discretion to establish executive compensation at levels which, in its judgment, are warranted by external and internal factors, as well as an executive's individual circumstances. As a result, actual compensation levels may be greater or less than the compensation levels at the companies used in the comparative analysis based upon annual and long-term Company performance as well as individual performance.

BASE SALARY. The Compensation Committee regularly reviews each executive's base salary. Base salaries are determined by taking into account an executive's level of responsibility, prior experience and competitive market data. The annual merit program for executives is the same as for all of the Company's employees. Upon a review of the Company's 1998 performance and other factors described above, the executive officers were granted base salary increases of between 0% and 28% for 1999. Three of these executive officers agreed to take a percentage of their 1998 fourth quarter base salary in Company Common Stock valued according to the closing market price on the day such compensation was due, such percentage ranging from 12% to 15%.

The compensation of John J. Mitcham, the Company's Chairman and Chief Executive Officer, is determined in accordance with his employment agreement with the Company, which was entered into in May 1995. Pursuant to this employment agreement, Mr. Mitcham is paid an annual base salary that was initially established at $300,000 in May 1995. Effective April 1, 1997, Mr. Mitcham
voluntarily reduced his annual base salary 20% to $240,000.   Each year the
Compensation Committee conducts a performance and salary review of Mr. Mitcham's base salary to determine whether it should be increased. Based on this review, the Compensation Committee determined to maintain Mr. Mitcham's base salary at $300,000, subject to Mr. Mitcham's voluntary reduction to $240,000. In addition, the employment agreement provides that the Company will reimburse
Mr. Mitcham for premiums on a term life insurance policy up to a maximum of $3,500 per year. Mr. Mitcham agreed to take his entire 1998 fourth quarter base salary in the form of Company Common Stock, valued according to the closing market price on the day such compensation was due. Mr. Mitcham also agreed to take relocation reimbursement and life insurance premium reimbursement due him in the form of Company Common Stock at the closing market price on the date the Board approved such payment. The Compensation Committee will conduct a performance and salary review in May 1999 for the purpose of determining
Mr. Mitcham's base salary for the ensuing year, which review will be based upon both individual and Company performance. In making its determination of base salary for Mr. Mitcham, the Compensation Committee will consider the same factors as described above with respect to all other executive officers.

ANNUAL CASH BONUSES. The philosophy of the Compensation Committee is to provide executives with direct financial incentives in the form of annual cash bonuses to achieve Company, business unit and individual performance goals. The Compensation Committee does not have a fixed formula or criteria for determining annual cash bonuses. Instead, the Compensation Committee, in its discretion, establishes bonuses at year-end, based upon the extent to which the Company has achieved its annual business plan and the individual executive has achieved his goals. Upon a review of these factors, the executive officers of the Company received bonuses for 1998 ranging from $0 to $30,000 and agreed to take such bonuses in the form of Common Stock.

In October 1998, in lieu of an annual cash bonus, Mr. Mitcham was granted a bonus option to purchase 100,000 shares of Common Stock at a price of $0.50 per share that becomes exercisable in five years or earlier upon the satisfaction of certain performance goals to be mutually agreed upon in good faith between Mr. Mitcham and the Board. Accordingly, Mr. Mitcham did not receive an annual cash bonus in 1998.

LONG-TERM INCENTIVES. The 1995 Stock Incentive Plan (the "1995 Plan") and the 1998 Plan, are broad "omnibus" plans that provide the Compensation Committee with significant flexibility to award key executives stock options, restricted stock awards, stock appreciation rights, performance units and stock bonuses. To date, long-term incentives have been provided primarily in the form of stock options, which are granted with an exercise price equal to the fair market value of the Common Stock at the date of grant and become exercisable proportionately over a period of time. Grants of all awards under the 1995 Plan and the 1998 Plan are made by the Compensation Committee in its discretion based upon an executive's contribution toward Company performance and expected contribution toward meeting the Company's long-term strategic goals. Because the value to an executive of the various stock awards depends on increases in the market price of the Common Stock, the Compensation Committee believes that this form of compensation aligns an executive's compensation more closely with increases in stockholder value.

During 1998, the Compensation Committee granted new stock options to all of its executive officers, including the grant of an option to purchase 300,000 shares of Common Stock at an exercise price of $0.656 per share to Mr. Mitcham. Although the Compensation Committee's decision to grant options and its determination of the size of such grants were based upon many of the same factors considered in granting annual cash bonuses as described above, the Compensation Committee also considered the need to continue to provide executives with the proper incentives. In addition, the Compensation Committee considered the level of prior stock option grants to such executives as well as the level of grants to new hires.

TAX LAW CHANGES. The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"), which generally precludes the Company and other public companies from taking a tax deduction for compensation over $1 million which is not "performance-based" and is paid, or otherwise taxable, to executives named in the Summary Compensation Table and employed by the Company at the end of the applicable tax year. No named executive is likely to earn over $1 million in 1999. Therefore, the Company does not have a policy at this time regarding qualifying the compensation paid to its executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels ever approach $1 million.

                                        Compensation Committee,


                                        Yuval Almog, CHAIRMAN
                                        Donald L. Lucas

                            COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total return during the period
January 1, 1994 to December 31, 1998 for the Company's Common Stock, the
Nasdaq - U.S. Index and the Nasdaq - Computer Manufacturer Stock Index. This graph assumes the investment on January 1, 1994 of approximately $100 in the Company's Common Stock and the stock in the companies presented in the Nasdaq - U.S. Index and the Nasdaq - Computer Manufacturer Stock Index on January 1, 1994 and the reinvestment of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                             TRICORD SYSTEMS,
            NASDAQ STOCK MARKET - US      NASDAQ COMPUTER MANUFACTURERS            INC.
12/31/93                       100.000                            100.000               100.000
 3/31/94                        95.797                             96.947                55.660
 6/30/94                        91.318                             78.618                40.566
 9/30/94                        98.881                             95.592                19.340
12/31/94                        97.752                            109.847                19.811
 3/31/95                       106.578                            115.765                19.340
 6/30/95                       121.911                            140.741                14.151
 9/30/95                       136.596                            169.329                17.215
12/31/95                       138.256                            172.955                11.321
 3/31/96                       145.900                            178.222                15.566
 6/30/96                       156.508                            200.345                16.981
 9/30/96                       162.052                            220.924                10.140
12/31/96                       170.015                            231.878                 5.660
 3/31/97                       160.793                            194.898                 2.358
 6/30/97                       190.266                            251.902                 4.717
 9/30/97                       222.440                            316.200                 3.774
12/31/97                       208.580                            280.504                 1.887
 3/31/98                       244.052                            345.194                 4.128
 6/30/98                       251.119                            409.338                 4.245
 9/30/98                       227.341                            449.182                 1.887
12/31/98                       293.209                            610.146                 8.491

                             EXECUTIVE COMPENSATION

The following table provides summary information concerning cash and non-cash compensation paid to or earned by the Company's Chief Executive Officer and the four most highly paid executive officers of the Company, all of whom received or earned cash and non-cash salary and bonus of more than $100,000 for the fiscal year ended December 31, 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                 ANNUAL COMPENSATION                      COMPENSATION
                                                 -------------------                      ------------
                                                                                                  SECURITIES
                                                                OTHER ANNUAL      RESTRICTED      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL                      SALARY      BONUS       COMPENSATION        STOCK          OPTIONS         COMPENSATION
POSITION                      YEAR       (1)         (2)             (3)            AWARDS         (SHARES)             (4)
--------                      ----       ---         ---             ---            ------         --------             ---
John J. Mitcham               1998      $240,000   $     --             $186,502   $        --          566,369            $1,000
  Chairman and Chief          1997       270,000         --                   --            --       800,000(5)             1,000
  Executive Officer           1996       300,000         --               13,316            --          100,000             1,000

Alexander H. Frey(6)          1998       122,500     25,000                  150     75,000(7)          540,000             1,000
  Vice President,             1997       103,752     25,000               86,537            --       300,000(5)             1,000
  Architecture                1996        22,350         --                   --            --          100,000             1,000

Charles E. Pearsall           1998       115,833     30,000                   --            --          350,500             1,000
  Vice President,             1997        95,000     35,000               24,316            --       175,000(5)             1,000
  Engineering                 1996        80,628         --               63,659            --          100,000             1,000

Jeff A. Stewart               1998        98,333     20,000                  150            --          199,000             1,000
  Vice President and          1997        85,824     15,000                   --            --       130,000(5)             1,000
  Controller                  1996        78,732      3,825                   --            --           11,000                --

Charles C. Devor(8)           1998       120,000         --                5,846            --               --                --
  Vice President,             1997       186,669     10,000                   --            --       350,000(5)             1,000
  Business Development        1996       158,674     20,000                   --            --          150,000             1,000

---------------

(1) The following Named Executive Officers elected to receive a portion of their 1998 fourth quarter salary in the form of Common Stock at the closing price on the day such salary was due: Mr. Mitcham ($60,000; 78,556 shares); Mr. Frey ($4,500; 5,892 shares); Mr. Pearsall ($3,600; 4,714 shares); and Mr. Stewart ($3,750; 4,910 shares).

(2) Bonuses for services rendered have been included as compensation for the year earned, even though such bonuses may have actually been paid in the following year. For bonuses earned in 1998, the following Named Executive Officers elected to receive their 1998 bonuses in the form of Common Stock at the closing price on January 29, 1999, the day prior to the date of Board approval of such bonuses: Mr. Frey ($25,000; 7,547 shares) and Mr. Pearsall ($30,000; 9,056 shares). For bonuses earned in 1997, the following Named Executive Officers elected to receive their bonuses in the form of Common Stock at the closing price on February 12, 1998, the day the Board approved such bonuses: Mr. Frey ($25,000; 40,000 shares) and Mr. Pearsall ($35,000; 56,000 shares).

(3) "Other Annual Compensation" consists of the following: relocation assistance and refund of life insurance premiums for Mr. Mitcham, which Mr. Mitcham elected to receive in the form of Common Stock at the closing price on the day the Board approved such payments (relocation assistance, $172,502; 230,003 shares at $0.75 per share, and refund of life insurance premiums, $14,000; 14,451 shares at $0.97 per share), and relocation assistance in 1996; a recognition award to Mr. Frey; relocation assistance to Mr. Pearsall; and earned vacation pay to Mr. Devor.

(4) "All Other Compensation" consists of the Company's matching contribution to the employees' accounts in the Company's 401K Retirement Plan.

(5) Certain options previously granted in 1995 and 1996 were canceled and reissued in 1997 at the then market price as follows: Mr. Mitcham, 800,000 shares; Mr. Frey 100,000 shares; Mr. Pearsall, 100,000 shares; and Mr. Devor, 350,000 shares.

(6)  Mr. Frey joined the Company in October 1996.

(7) Effective November 3, 1998, the Company granted to Mr. Frey a restricted stock award consisting of 150,000 shares of Common Stock that are restricted and subject to forfeiture in satisfaction of certain contingent obligations of the Company. Such award is valued for purposes of the above table based on the closing price of the Common Stock on the date of grant. The restrictions on these shares lapse with respect to 75,000 shares if Mr. Frey remains in the employ of the Company until December 1, 1999 and with respect to the remaining 75,000 shares if Mr. Frey remains in the employ of the Company until December 1, 2000. As of December 31, 1998, such shares of restricted Common Stock had a value of $337,500, based on the closing price of the Common Stock as of such date.

(8)  Mr. Devor resigned from the Company in September 1998.

OPTIONS
The following tables provide certain information regarding option grants and exercises during 1998 to or by the executive officers named in the Summary Compensation Table above and the number and value of the options held by such persons at the end of 1998.

                                                  OPTION GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS (1)
                             --------------------------------------------------------------------
                                                                                                     POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF                                                             ASSUMED ANNUAL RATES OF STOCK
                              SECURITIES        % OF TOTAL                                           PRICE APPRECIATION FOR OPTION
                              UNDERLYING     OPTIONS GRANTED                                                    TERM (2)
                                OPTIONS      TO EMPLOYEES in   EXERCISE OR BASE     EXPIRATION
            NAME                Granted            1998              PRICE             DATE               5%               10%
            ----                -------            ----              -----             ----               --               ---
 John J. Mitcham                    100,000       2.52%             $0.500           10/30/08             $ 31,445          $79,687
 John J. Mitcham                    300,000       7.55%              0.656            12/7/08              123,766          313,649

 Alexander H. Frey                   50,000       1.26%              0.500            10/9/08               15,722           39,844
 Alexander H. Frey                  200,000       5.03%              0.656            12/7/08               82,511          209,099

 Charles E. Pearsall                 40,000       1.01%              0.500            10/9/08               12,578           31,875
 Charles E. Pearsall                150,000       2.77%              0.656            12/7/08               61,883          156,824

 Jeff A. Stewart                     25,000       0.63%              0.500            10/9/98                7,861           19,922
 Jeff A. Stewart                     50,000       1.26%              0.656            12/7/98               20,628           52,275

 Charles C. Devor                       --          --                  --               --                     --               --

---------------
(1) All of the options granted to executives were granted under the 1998 Plan. Options become exercisable under the 1998 Plan so long as executives remain in the employ of the Company and such options have not expired. To the extent not already exercisable, options under the 1998 Plan become immediately exercisable in full upon certain changes in control of the Company and remain exercisable for the remainder of their terms. See "Change in Control Arrangements." Options with an exercise price of $0.500 become exercisable with respect to 25% of the shares upon each anniversary of the grants. Options with an exercise price of $0.656 become exercisable with respect to 25% of the shares 12 months after grant date and one forty-eighth (1/48th) of the shares each month thereafter.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not necessarily be achieved.


                  AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                            FISCAL YEAR END OPTION VALUES

                                                                                                       VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED OPTIONS               IN-THE-MONEY
                                                                      AT END OF 1998                OPTIONS AT END OF 1998 (1)
                        SHARES ACQUIRED                               --------------                --------------------------
                               ON              VALUE
          NAME            EXERCISE (2)      REALIZED (3)     EXERCISABLE       UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
          ----            ------------      ------------     -----------       -------------      -----------       -------------
 John J. Mitcham             633,631        $     --             124,701          441,668             157,747          661,910
 Alexander H. Frey            10,000              --              45,000          450,000              59,341          639,976
 Charles E. Pearsall          14,500              --              54,250          296,250              67,651          420,844
 Jeff A. Stewart               6,000              --              32,500          166,500              45,935          208,314
 Charles C. Devor            200,000           397,860                --               --                  --               --

---------------

(1) Value calculated as the excess of the market value of the Common Stock at December 31, 1998 ($2.14) over the exercise price per share. The market value of the Common Stock at December 31, 1998 represents the average of the high and low sales price as reported on the Nasdaq SmallCap Market System. Options are in-the-money if the market price of the shares exceeds the option exercise price. As of December 31, 1998, all of the options held by these officers were in-the-money. As of December 31, 1998, Mr. Devor had exercised all of his outstanding options.

(2) The exercise price may be paid in cash or, in the Compensation Committee's discretion, by delivery of a promissory note or shares of Common Stock valued at the fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus applicable withholding taxes.

(3) Value calculated as the excess of the market value at the date of exercise over the option exercise price.

CHANGE IN CONTROL ARRANGEMENTS
Under the Company's option plans, in the event a "change in control" of the Company occurs, all outstanding options held by a participant for at least six months will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary. A "change in control" for purposes of the Company's option plans will generally occur upon the following events: (a) the sale or other transfer of substantially all of the assets of the Company; (b) the liquidation or dissolution of the Company; (c) a merger or consolidation involving the Company if 70% or less of the voting stock of the surviving company is held by persons who were stockholders of the Company immediately before the merger or consolidation; (d) any person becomes the beneficial owner of 30% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors; (e) the "continuity directors" (directors as of the date the applicable plan was adopted and additional directors nominated or elected by the "continuity directors") of the Company cease to constitute at least a majority of the Board; or (f) any change of control that is required to be reported under
Section 13 or 15 (d) of the Securities Exchange Act of 1934 (the "Exchange
Act").

In addition to the change in control provisions under its option plans and agreements, the Company also has in place a change in control agreement with Mr. Charles E. Pearsall, the Company's Vice President of Engineering. Pursuant to this agreement (the "Change in Control Agreement"), in the event of a Change in Control Termination (as defined below), the Company agrees (a) to make a lump-sum cash payment to the employee in an amount equal to one and one-half times such employee's annual base salary, plus one and one-half times such employee's target annual cash bonus for the year during which the termination occurs, (b) to provide to the employee continued coverage under the Company's group health plan for up to 18 months, (c) to provide to the employee a "gross-up" payment sufficient to pay any excise tax imposed under Section 4999 of the Code (or any comparable state or local law) resulting from any Change in Control (as defined below), and (d) to provide to the employee outplacement counseling services costing up to 5% of such employee's annual base salary.

For purposes of the Change in Control Agreement, a "Change in Control Termination" is deemed to occur if the Company terminates such employee's employment for any reason other than for Cause (which includes gross misconduct, willful and continued failure to perform, or conviction of a felony or gross misdemeanor) or the employee's death or the employee terminates his or her employment for Good Reason (which includes an adverse change in the employee's position with the Company, reduction in base salary or benefits, forced relocation, or failure by the Company to observe certain requirements of the Change in Control Agreement) and any such termination occurs either within 12 months after the last day of the month in which the Change in Control occurred or prior to the Change in Control if the employee's termination was a condition of or related to the Change in Control. For purposes of the Change in Control Agreement, a "Change in Control" is defined to include (a) a merger involving the Company where the pre-merger stockholders own at least 50% but less than 80% of the surviving Company's voting stock (unless approved by the "continuity directors") or less than 50% of the surviving Company's voting stock (whether or not approved by the "continuity directors"), (b) a transfer of substantially all of the Company's assets or a liquidation of the Company, (c) the acquisition by any person or group of 20% or more but less than 50% of the Company's voting stock (unless approved by the "continuity directors") or 50% or more of the Company's voting stock (whether or not approved by the "continuity directors"),
(d) the "continuity directors" (the current directors and their future nominees) ceasing to constitute a majority of the Board of Directors, and (e) any other change in control that would be required to be reported by the Securities and Exchange Commission.

The change in control provisions of the Company's option plans, as well as the Change in Control Agreement, are designed to attract and retain valued employees of the Company and to ensure that the performance of these employees is not undermined by the possibility, threat or occurrence of a change in control. While these measures were not adopted to deter takeovers, they may have an incidental anti-takeover effect by making it more expensive for a bidder to acquire control of the Company.

MITCHAM EMPLOYMENT AGREEMENT
Pursuant to the terms of an employment agreement, dated as of May 2, 1995, Mr. Mitcham is paid an annual base salary that is determined each year by the Compensation Committee based on a performance and salary review of Mr. Mitcham. The base salary was initially fixed at $300,000. In addition to base salary, the employment agreement provided for the grant to Mr. Mitcham of certain options to purchase 800,000 shares Common Stock. Mr. Mitcham is also entitled to customary benefits, reimbursements of business expenses and reimbursement for premiums on a term life insurance policy up to a maximum of $3,500 per year. In addition, pursuant to the employment agreement, the Company agreed to reimburse Mr. Mitcham for his relocation expenses (up to a maximum of $100,000) plus amounts for any taxes on such reimbursement amounts.

The employment agreement continues until terminated and may be terminated in the following circumstances: (i) by the Company upon written notice with or without cause; (ii) by Mr. Mitcham upon 30 days' written notice; or (iii) upon Mr. Mitcham's death or disability. If the Company terminates the employment agreement other than for cause or if Mr. Mitcham terminates the agreement due to a material breach by the Company that is not cured within 30 days of notice, the Company will be obligated to continue to pay Mr. Mitcham his then current base salary for a period of two years following such termination, if such termination occurs within two years after the effective date of the agreement, or for a period of one year following such termination, if termination occurs thereafter. Such payments, however, will continue only so long as Mr. Mitcham conscientiously and aggressively seeks new employment and complies with his continuing obligations under the employment agreement and will be reduced to reflect any payments received during such period from another employer.

Pursuant to the employment agreement, Mr. Mitcham has agreed that, during his employment and for a period of one year thereafter, he will not: (i) compete in the network server business within any state or country in which the Company markets or services products or provides services; (ii) interfere in any way with the Company's relationship with any of its current or potential customers; or (iii) employ or attempt to employ any of the Company's employees. In addition, the employment agreement prohibits the disclosure of confidential information to anyone outside of the Company during and subsequent to Mr. Mitcham's employment and requires disclosure to the Company of ideas, discoveries or inventions relating to or resulting from Mr. Mitcham's work for the Company and assignment to the Company of all proprietary rights to such ideas, discoveries or inventions.

INVESTORS AGREEMENT
In connection with a private placement to certain investors of the Company's Common Stock in December 1998 (the "1998 Private Placement"), the Company, the purchasers in the 1998 Private Placement (the "Purchasers"), and John Mitcham, the Company's Chief Executive Officer, entered into an Investors Agreement, dated effective as of December 7, 1998 (the "Investors Agreement"). Among other provisions, the Investors Agreement (a) provides the Purchasers with certain demand and "piggyback" registration rights; (b) provides the Purchasers with certain rights of first refusal to acquire a pro-rata portion of securities sold or issued by the Company in certain future private placement financings; (c) provides the Purchasers with rights of co-sale in the event that Mr. Mitcham desires to sell Voting Securities (as defined in the Investors Agreement) under certain circumstances; and (d) provides that, as long as Rod Canion (one of the Purchasers) or his immediate family members and trusts and entities established for their benefit holds at least one-third of the Voting Securities acquired in connection with the 1998 Private Placement, the Company will use its best efforts to cause Mr. Canion, or his designee ("the Investors' Nominee"), to be elected to the Board of Directors of the Company. The Investors' Nominee will have the option of choosing when to accept election. Prior to accepting election, the Investors Nominee will not be permitted to vote, but will be allowed to attend board meetings as a visitor. Mr. Canion has not yet chosen to submit a candidate for election to the Board of Directors.

In connection with the 1998 Private Placement, each Purchaser agreed not to offer, sell or otherwise transfer any securities acquired pursuant to the 1998 Private Placement without the prior approval of the Board of Directors except
(i) pursuant to a public offering registered under the Securities Act of 1933, as amended (the "Act"), (ii) pursuant to Rule 144 of the Act, (iii) pursuant to a transaction that effects a broad distribution of the Company's securities without resulting in an acquiring person holding more than 3% of the voting securities of the Company, (iv) transfers to certain related parties or (v) bona fide pledges to institutional lenders for money borrowed. The Purchasers also agreed to not solicit proxies or become a participant in a solicitation of proxies in opposition to the recommendation of the majority of the directors of the Company with respect to the election of directors.

In connection with the 1998 Private Placement, each director and officer of the Company entered into a lock-up agreement (collectively, the "Lock-Up Agreements"), pursuant to which each such person agreed that, until the earlier of June 30, 2000 or three months after the date on which the Company's storage management software has been licensed for commercial use for 90 days, such person will not, without the prior written consent of the Purchasers holding a majority of the shares sold by the Company in the Private Placement, and subject to certain exceptions, sell or otherwise dispose of Common Stock or rights to acquire Common Stock.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Almog and Mr. Lucas served as members of the Compensation Committee of the Board of Directors during 1998. On December 15, 1998, Mr. Lucas, through a trust with respect to which he is deemed the beneficial owner, participated in the private placement by the Company. Mr. Lucas purchased a total of 75,000 shares of Common Stock at a price of $1.00 per share and received warrants to purchase an additional 75,000 shares of Common Stock at an exercise price of $3.50 per share. The warrants are exercisable until December 15, 2003.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company during, or with respect to, the period ended
December 31, 1998, and based on representations by such persons, all of the Company's executive officers, directors, and greater-than-10% stockholders complied with all Section 16(a) filing requirements, except as follows:
Kathleen H. Clark purchased 4,500 shares prior to joining the Company and such purchase was not timely reported; and Fred G. Moore was granted an option pursuant to the December 7 Agreement and such grant was not timely reported.


                       SELECTION OF INDEPENDENT AUDITORS

The Board has appointed PricewaterhouseCoopers LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 1999. PricewaterhouseCoopers LLP has audited the financial statements of the Company since incorporation and has no other relationship with or interest in the Company.

Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP as auditors for the Company for the year ending December 31, 1999.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.


                      PROPOSALS FOR THE NEXT ANNUAL MEETING

Stockholder proposals intended to be presented in the proxy material relating to the next Annual Meeting of Stockholders must be received by the Company on or before December 14, 1999.

A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in the Company's proxy statement must notify the Company by February 28, 2000. If a stockholder fails to provide notice by this date, then the persons named as proxies in the proxies solicited by the Company for the next Annual Meeting will have discretionary authority to vote on the proposal.


                                 OTHER BUSINESS

The Company knows of no other matters that will be presented at this year's Annual Meeting of Stockholders. If any other matter properly arises at the meeting, it is intended that the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxies.

                                 ANNUAL REPORT

A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1998 accompanies this Notice of Annual Meeting and Proxy Statement. The Annual Report describes the financial condition of the Company as of December 31, 1998.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1998 TO EACH PERSON WHO IS A STOCKHOLDER OF THE COMPANY AS OF APRIL 9, 1999, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT ON FORM 10-K. SUCH REQUESTS SHOULD BE SENT TO: TRICORD SYSTEMS, INC., 2905 NORTHWEST BOULEVARD, SUITE 20, PLYMOUTH, MINNESOTA 55441, ATTENTION: INVESTOR RELATIONS.



                                        BY ORDER OF THE BOARD OF DIRECTORS,

                                        /s/ J. David Cabello

                                        J. David Cabello
                                        SECRETARY
April 14, 1999
Plymouth, Minnesota

                  -arrow-    Please detach here    -arrow-

Share Amounts


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED IN PROPOSAL 1 BELOW AND FOR PROPOSAL 2

1. Election of directors

01 John J. Mitcham  02 Tom R. Dillon   / /  Vote FOR      / / Vote WITHHELD
                                            all nominees      from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED
NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO
THE RIGHT.) /                             /
            ------------------------------

2. Proposal to ratify the appointment of PricewaterhouseCoopers
   LLP as independent auditors for the Company for the year ending December 31, 1999.

          /  /   For         /  /   Against         /  /   Abstain


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 2 ABOVE AND TO GRANT AUTHORITY TO VOTE FOR THE NOMINEES NAMED IN PROPOSAL 1 ABOVE.

Address Change? Mark Box   /  /  Indicate changes below:

                                       Dated:                          , 1999
                                               --------------------------

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
ENVELOPE.

                                         /                                    /
                                        /                                    /
                                         ------------------------------------
                                         Signature(s) in Box
                                         (If there are co-owners both must sign)

PLEASE SIGN EXACTLY AS THE NAME APPEARS ON THIS CARD. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                                         [LOGO]
                                                   TRICORD SYSTEMS, INC.
                                              ANNUAL MEETING OF STOCKHOLDERS
                                                        May 21, 1999
                                                   Tricord Systems, Inc.
                                            2905 Northwest Boulevard, Suite 20
                                                  Plymouth, Minnesota 55441

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       TRICORD SYSTEMS, INC.
       2905 NORTHWEST BOULEVARD, SUITE 20, PLYMOUTH, MINNESOTA 55441       PROXY
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRICORD
SYSTEMS, INC.

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 14, 1999, appoints John J. Mitcham and J. David Cabello and each of them, as Proxies, each with power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Tricord Systems, Inc. held of record by the undersigned on April 9, 1999, at the Annual Meeting of Stockholders to be held on May 21, 1999, or any adjournments thereof.




                      SEE REVERSE FOR VOTING INSTRUCTIONS